Exhibit 10.1

SECURED PROMISSORY NOTE

REVOLVING LINE OF CREDIT

Principal Amount: up to $1,500,000	Date: December 23, 2016

Variable Interest Rate:    For amounts at any time outstanding up to $1,000,000, a variable rate equal to 200 basis points above the variable interest rate applicable to Payee’s credit line with First Choice Bank.  For amounts at any time outstanding in excess of $1,000,000, 8.0% per annum.

Term:    The date (the “Maturity Date”) that is the earliest of: (i) three years from the date hereof, (ii) the termination of Payee’s credit line with First Choice Bank or (iii) forty-five (45) days following the date Borrower closes on a new credit facility with a financial institution, including First Choice Bank if such credit facility does not require any individual to provide a personal guaranty.

Borrower:	Heritage Global Inc., a Florida corporation

Payee:	The Dove Holdings Corporation, a California corporation

Payee’s Address:	12625 High Bluff Drive, Suite 305, San Diego, CA 92130

1.Revolving Line of Credit. Subject to the terms, provisions and conditions of this Secured Promissory Note (the “Note”), Borrower agrees to borrow from Payee, and Payee agrees to disburse to Borrower, on a revolving basis, the proceeds of a revolving line of credit in a maximum aggregate amount not to exceed ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000) (the “Line of Credit”).  If any advances or payments made by Payee pursuant to the terms of this Note, together with any other disbursements made by Payee of the proceeds of the Line of Credit, exceed the Principal Amount of the Note, such additional advances shall constitute additional indebtedness evidenced by the Note.  Borrower shall pay within three (3) business days after written demand by Payee the amount by which the indebtedness hereunder may, at any time, exceed the Principal Amount of the Note.

2.Disbursements.  Upon Borrower’s request during the term of this Note, Payee shall make disbursements to Borrower under this Line of Credit, if Payee determines in its reasonable discretion that such disbursements are reasonable and necessary; and provided further that no such disbursement shall be less than $25,000.00.  Borrower unconditionally agrees to pay all expenses incurred in connection with the Line of Credit, including Payee’s reasonable attorney’s fees and costs, which are $3,600 as of the date of this Note.  If requested by Payee in connection with any request for disbursements of Line of Credit proceeds, Borrower shall promptly provide all documents and information, including financial information, related to this Line of Credit and Borrower’s financial condition, prospects and results of operations.  Borrower shall furnish to Payee such other materials, documents, papers or requirements regarding Borrower, as Payee shall reasonably request.

3.Calculation and Payment of Interest.  Interest will be calculated on the basis of the actual number of days elapsed in a 365-day year (or a 366-day year in a leap year) and payable monthly in arrears.

4.Monthly Commitment Fee.  During the term of this Note, Borrower shall pay to Lender an annual fee equal to $15,000, regardless of usage but prorated for partial years, payable in arrears in monthly installments of $1,250 commencing on January 31, 2017.

5.Terms of Repayment:  Amounts borrowed under this Note may be prepaid, at any time, in whole or in part, without premium or penalty, as long each such repayment includes (i) repayment of principal in an amount that is not less than the lesser of $25,000.00 and the then outstanding principal balance of the Loan, and (ii) interest accrued to the date of such prepayment on the amount prepaid.  Payments shall be by wire transfer or cashier’s check payable to the Payee, all in lawful money of the United States of America.  Holder may repay and then reborrow funds under the Line of Credit at any time during the Term of the Line of Credit.  The entire principal balance under this Note, and any unpaid, accrued interest, will be due and payable on the Maturity Date.

6.Place of Payment: All payments due under this Note shall be sent to the Payee’s Address set forth above or at such other place or account as the Payee or subsequently assigned holder of this Note may designate in writing in the future.

7.Application of Payments. Each payment under this Note shall be credited first to interest then due and any remainder to principal.  All payments of principal under this Note shall be applied to the most remote principal installment then unpaid.  Borrower waives the application of Sections 1479 and 2822(a) of the California Civil Code and any other statute or rule of law that would otherwise direct, or permit Borrower to direct, the order of application of payments made by Borrower or amounts otherwise received by Payee.

8.Profit Participation; Principal Deals.  While the Line of Credit is outstanding, Payee shall be entitled to receive 10% of Net Profits generated by, and shall be liable for 10% Net Losses incurred in connection with, Principal Transactions that are both undertaken by the Borrower on or after January 1, 2017 and consummated on or prior to the Maturity Date. “Principal Transactions” shall mean an auction in which Borrower’s affiliate Heritage Global Partners, Inc. (“HGP”), either directly or as a participant in a transaction consummated by one or more third parties, purchases the assets to be sold or guarantees a minimum price to the seller. Calculation of Net Profits and Losses from Principal Transactions shall occur at the conclusion of each fiscal year and promptly following maturity or the earlier termination of the Line of Credit. For purposes of this provision, “Net Profits” as to any Principal Transaction shall mean the excess, if any, of gross revenues realized by Borrower from such Principal Transaction (“Revenues”) over out-of-pocket auction, marketing, travel, commission and other expenses (including but not necessarily limited to fees paid to third parties excluding employees of Borrower, HGP or any other affiliate) directly incurred in connection with such Principal Transaction, but excluding any overhead or other expenses not directly related to such Principal Transaction (collectively, “Expenses”).  “Losses” as to any Principal Transaction shall mean the excess, if any, of Expenses over Revenues.  Borrower and Payee shall jointly calculate (each acting reasonably and in good faith) Net Profits and Losses from Principal Transactions at the conclusion of each fiscal year during the term of the Line of Credit or promptly following the Maturity Date or the earlier termination of the Line of Credit.  Such calculations shall be submitted to the board of directors of Borrower for review and approval before any payment of such Net Profits or Net Losses shall be due.  For the avoidance of doubt, while the Line of Credit will be available during 2016, this provision shall only apply with respect to Principal Transactions resulting from engagements signed after January 1, 2017.

Notwithstanding the foregoing, any obligation of Borrower or its affiliates to pay Net Profits shall terminate and cease immediately upon the earliest of a failure of Payee to timely fund a disbursement pursuant to the terms of Section 2, or a failure of Payee to provide written evidence reasonably satisfactory to Borrower that Payee has immediately available funds necessary to make aggregate disbursements under this Note in an amount not less than $1,500,000.

9.Default Interest: In the event of default, compound interest shall accrue on unpaid amounts then owing under this Note at the rate of 10% per annum from the date of default until the default is cured. All such interest shall be due on demand.

10.Acceleration of Debt: If the Borrower (i) fails to make any payment due under the terms of this Note or seeks relief under the U.S. Bankruptcy Code, (ii) suffers an involuntary petition in bankruptcy or receivership that is not vacated within 30 days, (iii) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official or such appointment is not discharged or stayed within 30 days, (iv) makes a general assignment for the benefit of its creditors, or (v) admits in writing that it is generally unable to pay its debts as they become due, the entire outstanding balance of this Note shall be immediately due and payable.

11.Financial Statements:  The Borrower shall prepare and deliver to the Payee internal quarterly financial statements prepared under GAAP and reviewed annual financial statements; provided that such obligation shall apply only with respect to any quarter or year in which Borrower has not filed corresponding financial statements with the Securities and Exchange Commission.  If and when required to be delivered to Payee, such financial statements shall be due no later than the date they would be required to be filed with the Securities and Exchange Commission, as the case may be.

12.Security.  As security and collateral for all obligations owing under this Note, Borrower hereby grants to Payee a valid and perfected first priority lien and security interest on all assets of the Borrower, whether owned on the Closing Date or thereafter acquired and all products and proceeds of the foregoing. Borrower authorizes Payee to file or record any and all documents and instruments necessary or useful to perfection of such lien and security interest. When duly filed in the appropriate public records, the Uniform Commercial Code financing statements delivered to Payee pursuant hereto shall create in favor of Payee a valid and perfected first priority lien upon the property interests purportedly subject thereto and no further action will be required to perfect such lien. Borrower agrees to execute and deliver to Payee any document or instrument and take any other action reasonably requested by Payee in connection with the creation, perfection or enforcement of the lien and security interest created hereby.

13.Borrower Waivers.  To the extent applicable, Borrower hereby expressly waives and relinquishes all rights, remedies, benefits and defenses of every nature accorded by applicable law to guarantors and sureties and agrees not to assert or take advantage of any of such rights, remedies, benefits or defenses.  Without limiting in any way the foregoing, Borrower hereby expressly waives and relinquishes:

1.	any right to require Payee, as a condition to enforcement of this Note, to proceed against any other person, or to pursue any other right or remedy in Payee’s power before proceeding against Borrower;
2.	the defense of the statute of limitations in any action hereunder or in any action for the collection of any indebtedness, or the performance of any obligation hereby guaranteed;
3.

any and all of its rights of subrogation, reimbursement, indemnification, and contribution, and any other rights and defenses that are, or may become, available to Borrower, by reason of any of the following: Sections 2787 through 2855 of the California Civil Code, inclusive, it being the intent that Payee have the full benefit of the waivers available under Section 2856 of the California Civil Code;

4.

any defense that may arise by reason of the incapacity, lack of authority, death or disability of any other person or persons, or the failure of Payee to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other person or persons;

5.	any defense based upon the failure to give notice of the acceptance of this Note by any person;
6.	any defense based upon any modification, compromise, acceleration or change in the terms of the Loan Documents, including without limitation those evidenced by the Note or any modification thereof;
7.

any defense based upon the failure to make, give or serve demand, notice of default or nonpayment, presentment, protest and all other notices of any kind to which Borrower might be entitled in connection with this Note;

8.	any defense based upon an election of remedies by Payee;
9.	any defense based upon any lack of diligence by Payee in enforcing the terms of the Note or any of the Loan Documents;
10.	any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;
11.	any defense arising because of an election made by Payee under Section 1111(b)(2) of the Federal Bankruptcy Code or any similar statute;
12.	any defense based on any borrowing or grant of a security interest under Section 364 of the Federal Bankruptcy Code; and
13.

without limiting the generality of the foregoing, Borrower expressly waives any and all benefits under California Civil Code Sections 2809, 2810, 2819, 2839, 2845, 2846, 2847, 2848, 2849, 2850, 2855, 2899, and 3433 and California Code of Civil Procedure Sections 580a, 580b, 580d, and 726.

it being agreed by Borrower that the failure of Payee to exercise any rights or remedies it has or may have against Borrower shall in no way impair the obligation or liability of Borrower hereunder, and Borrower hereby subordinates all existing and future indebtedness of Borrower to the obligations owed to Payee under the Note and the Loan Documents.

Payee represents and warrants to Borrower that the agreements, waivers and subordinations contained in this Section 13 are also contained in a binding agreement between Payee and First Choice Bank and apply to Payee thereunder to the same extent as they apply to Borrower under this Note.

14.Modification: No modification or waiver of any of the terms of this Note shall be allowed unless by written agreement signed by the parties. No waiver of any breach or default hereunder shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

15.Complete Note: This Note is the complete and exclusive statement of agreement of the parties with respect to matters in this Note. This Note replaces and supersedes all prior written or oral agreements or statements by and among the parties with respect to the matters covered by it.

16.Transfer of the Note: This Note may be transferred, in whole or in part, at any time or from time to time, by the Payee. The Borrower hereby waives any notice of the transfer of this Note by the Payee or by any subsequent holder of this Note, agrees to remain bound by the terms of this Note subsequent to any transfer, and agrees that the terms of this Note may be fully enforced by any subsequent holder of this Note. If this Note is to be transferred, the Payee shall surrender this Note to the Borrower, whereupon the Borrower will forthwith issue and deliver upon the order of the Payee a new Note registered as the Payee may request, representing the outstanding Principal Amount being transferred by the Payee and, if less than the entire outstanding Principal Amount is being transferred, a new Note to the Payee representing the outstanding Principal Amount not being transferred. This Note may not be transferred by the Borrower, by operation of law or otherwise, without the prior written consent of the Payee.

17.Lost, Stolen or Mutilated Note: Upon receipt by the Borrower of evidence of the loss, theft, destruction or mutilation of this Note and, in the case of mutilation, upon surrender and cancellation of this Note, the Borrower shall execute and deliver to the Payee a new Note representing the outstanding Principal Amount and accrued and unpaid interest thereon.

18.Remedies: The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Payee’s right to pursue actual and consequential damages for any failure by the Borrower to comply with the terms of this Note.

19.Notices.  Any notice, approval or disapproval, request, instruction, other document or communication to be given hereunder by any party to the other parties must be in writing and will be deemed given (a) if by transmission by facsimile or hand delivery, when delivered (provided that such communications are concurrently sent by mail in accordance with sub-clause (b) or (c) below); (b) if mailed via the official governmental mail system, five (5) business days after mailing, provided said notice is sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; or (c) if mailed by an internationally recognized overnight express mail service such as Federal Express, UPS, or DHL Worldwide, one (1) business day after deposit therewith prepaid.  All notices will be addressed to the parties at the respective addresses as follows:

To Payee:

Kirk Dove and Ross Dove
The Dove Holdings Corporation
Hacienda Del Mar
12625 High Bluff Drive, Suite 305
San Diego, CA 92130

with a copy to:

Capobianco Law Offices, P.C.
41990 Cook Street, Suite F-2006
Palm Desert, CA 92211
Facsimile: (760) 568-0100
Attention: Anthony (Nino) Capobianco

To Borrower:

Heritage Global Inc.
12625 High Bluff Drive, Suite 305
San Diego, CA 92130
Attention: Scott West

with a copy to:

Heritage Global Inc.
30665 Northwestern Highway, Suite 200
Farmington Hills, MI 48334
Attention: James Sklar

or to such other representative or at such other address of a party as such party hereto may furnish to the other parties in writing in accordance with this Section 3(b).

20.Severability of Provisions: If any portion of this Note is deemed illegal, invalid or unenforceable, all other provisions of this Note shall remain in full force and effect.

21.Governing Law; Venue: This Note shall be governed by, construed and enforced in accordance with the laws of the State of California, without regard for conflicts of laws principles.  WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THIS LINE OF CREDIT (EACH, A “PROCEEDING”), BORROWER IRREVOCABLY (A) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS HAVING JURISDICTION IN THE CITY AND COUNTY OF LOS ANGELES AND THE STATE OF CALIFORNIA, AND (B) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDING BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT ANY PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDING, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY.  BORROWER AND LENDER EACH WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS LINE OF CREDIT OR RELATING THERETO AND AGREE THAT ANY SUCH PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.  Borrower hereby consents to the jurisdiction of the state and federal courts located in San Diego County, California (and of the appropriate appellate courts therefrom) in any action or proceeding and waives any objection to venue to the fullest extent permitted by applicable law.

22.Attorneys’ Fees; Collection Costs: Borrower shall pay all out-of-pocket expenses of Payee and all reasonable attorney’s fees and expenses of Payee (including reasonable attorney’s fees incurred in proceedings arising under the Bankruptcy Code, the fees and costs of any audit by Payee, and those fees and costs incurred by Payee’s employees and agents) in connection with (1) the preparation, administration, and enforcement of this Note, the related judgment and any security therefor, (2) any waiver or amendment of any provision hereof, (3) the exercise or enforcement of any of the rights, powers, or remedies of Payee under this Note and/or the related judgment in equity or at law, whether or not suit is filed, (4) any modification, amendment, refinancing, or restructuring of the obligations secured by this Note, the judgment and any security therefor, or (5) any workout, refinancing, restructuring, or reorganization (including a bankruptcy reorganization) of Borrower.  Borrower agrees to indemnify Payee from and hold it harmless against any transfer taxes, documentary taxes, assessments, or charges made by any governmental authority by reason of the execution, delivery, and performance of this Note, the related judgment and any security therefor.

23.Usury Savings Clause: All agreements between the Borrower and the Payee hereunder are hereby expressly limited to provide that in no event whatsoever, whether by reason of acceleration of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Payee for the indebtedness evidenced hereby exceed the maximum amount that the Payee is permitted to receive under applicable law. If, from any circumstances whatsoever, fulfillment of any provision hereof, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall automatically be reduced to the limit of such validity, and if from any circumstance the Payee shall ever receive as interest an amount that would exceed the highest lawful rate, such amount that would be excessive interest shall be applied to the reduction of the Principal Amount and not to the payment of interest hereunder. To the extent permitted by applicable law, all sums paid or agreed to be paid for the indebtedness evidenced by this Note shall be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full, to the end that the rate or amount of interest on account of such indebtedness does not exceed any applicable usury ceiling. “Applicable law” shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Note shall be governed by such new law as of its effective date. This provision shall control every other provision of all agreements between the Borrower and the Payee.

24.No Additional Debt.  Borrower shall not, without the prior written consent of Payee, which consent may be withheld in Payee’s sole discretion, create, incur, assume or suffer to exist any debt or obligation (whether personal or nonrecourse, secured or unsecured, subordinate or otherwise) other than customary payables paid within sixty (60) days after they are incurred.

25.Time Is of the Essence. Time is of the essence with respect to all obligations of Borrower under this Note.

HERITAGE GLOBAL INC.
/s/ Scott A. West
By: Scott A. West
Its: Chief Financial Officer

THE DOVE HOLDINGS CORPORATION
/s/ Kirk Dove
By: Kirk Dove
Its: President